Exhibit 10.2.18

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Restricted Stock Award Agreement

No. of Shares: 174,000

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated February 4, 2013 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and Stephen S. Crawford (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Committee of shares of common stock of Capital One, $.01 par value per share (“Common Stock”), the vesting of which is subject to continued employment or other conditions;

W I T N E S S E T H :

1. Grant of Restricted Stock. Capital One hereby grants to you 174,000 shares of Common Stock (the “Restricted Stock”). The Restricted Stock shall vest and become freely transferable only in accordance with the provisions of this Agreement and of the Plan.

2. Non-Transferability. Subject to the provisions of Sections 3 and 15 hereof, the rights represented by the Restricted Stock shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such shares or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock.

3. Lapse of Restrictions.

(a) Vesting. Except as provided in Sections 3(b), 3(c), 3(d) and 14 below and to the extent not previously vested as provided herein, the Restricted Stock shall vest and all restrictions other than the restrictions contained in Section 15 shall lapse in full according to the following schedule:

One-fifth of the Restricted Stock on February 4, 2014

One-fifth of the Restricted Stock on February 4, 2015

One-fifth of the Restricted Stock on February 4, 2016

One-fifth of the Restricted Stock on February 4, 2017

One-fifth of the Restricted Stock on February 4, 2018

Each of the immediately above dates shall be a “Scheduled Vesting Date.”

(b) Effect of Termination of Employment.

(i) Except as provided in Section 3(b)(ii), 3(b)(iii), 3(b)(iv) and 3(d), upon your termination of employment with Capital One for any reason, all shares of Restricted Stock shall immediately be forfeited (to the extent not previously vested or forfeited as provided herein).

(ii) Upon your termination of employment with Capital One as a result of your death or Disability, all of the shares of the Restricted Stock shall immediately vest and become transferable and all restrictions thereon shall lapse upon such termination of employment (to the extent not previously vested or forfeited as provided herein).

(iii) Upon your termination of employment with Capital One as a result of Retirement, the Restricted Stock shall continue to vest on the Scheduled Vesting Dates (to the extent not previously vested or forfeited as provided herein) and remain subject to reduction pursuant to Section 14.

(iv) Upon your termination of employment by Capital One not for Cause, the Restricted Stock shall continue to vest on the Scheduled Vesting Dates (to the extent not previously vested or forfeited as provided herein) and remain subject to reduction pursuant to Section 14; provided that you comply with all terms of the Non-Competition Agreement between you and Capital One (the “Non-Competition Agreement”). For the avoidance of doubt, if you do not comply with all terms of your Non-Competition Agreement following your termination of employment by Capital One not for Cause, then all shares of Restricted Stock shall immediately be forfeited (to the extent not previously vested or forfeited as provided herein).

For the purposes of this Agreement, “Cause” shall be defined as the willful and continued failure by you to perform substantially your duties with the Company or any affiliated company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Capital One Board of Directors (the “Board”), the Committee, or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board, the Committee or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or the willful engaging by you in illegal conduct or gross misconduct that in either case is materially and demonstrably injurious to the Company.

For purposes of this Section 3, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company (unless you are the Chief Executive Officer at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding you, if you are a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, you are guilty of the conduct described in this Section 3, and specifying the particulars thereof in detail.

(c) Vesting Schedule Upon Eligibility for Retirement.

(i) Unless otherwise determined by the Committee or the independent members of the Board, as applicable, and to the extent permitted or required by law, the Restricted Stock shall become transferable upon you becoming eligible for Retirement, only and to the extent sufficient, if sold at Fair Market Value, on the date of such eligibility, to provide for the payment of any tax liability caused as a consequence of such eligibility condition in accordance with applicable tax laws. It is understood that the remaining portion of the Restricted Stock shall continue to vest on the Scheduled Vesting Dates as provided herein.

(ii) Notwithstanding any other provision of this Agreement to the contrary, Capital One will instruct the Plan administrator to withhold and transfer to Capital One the Restricted Stock that becomes transferable pursuant to the immediately foregoing paragraph in satisfaction of your tax withholding liability, unless you notify Capital One of your intention to satisfy such tax withholding obligations in another permissible manner not less than 60 days prior to such eligibility date. Capital One reserves the right to change this instruction at any time.

(d) Effect of Change of Control. If a Change of Control of Capital One occurs, then all of the shares of the Restricted Stock shall vest and become transferable and all restrictions thereon shall lapse immediately upon the occurrence of such Change of Control (to the extent not previously vested or forfeited as provided herein).

4. Prohibition of Tax Election. You shall not attempt or purport to elect under Section 83(b) of the Internal Revenue Code with respect to the Restricted Stock to pay income tax within 30 days of the Date of Grant, and any such attempted or purported election shall result in the immediate forfeiture and cancellation of all of the Restricted Stock granted to you under this Agreement.

5. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that, changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a) Capital One’s designated agent will automatically withhold the number of shares having a Fair Market Value equal to the amount required to be withheld and deliver the proceeds thereof to Capital One, unless you otherwise instruct Capital One or its designated agent as provided in (b) or (c) below;

(b) by making a timely election to send cash or check payment; or

(c) by such other methods as Capital One may make available from time to time.

7. Dividends. With respect to the Restricted Stock, dividends shall be paid to you in cash as soon as is practicable after dividends are paid to the Company’s other stockholders.

8. Governing Law. This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the State of Delaware.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

10. Bound by Plan. In consideration of the grant of the Restricted Stock, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock and be bound by the terms of the Plan.

11. Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

12. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

13. Forfeiture Event. You agree to reimburse the Company with respect to the Restricted Stock to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or as otherwise required by law.

14. Clawback. All unvested shares of the Restricted Stock granted hereunder shall be subject to forfeiture in the event that the Committee in its sole discretion determines that (i) there has been misconduct resulting in either a violation of law or of Capital One policy or procedures, including but not limited to Capital One’s Code of Business Conduct and Ethics, that in either case causes significant financial or reputational harm to Capital One and (ii) either you committed the misconduct or failed in your responsibility to manage or monitor the applicable conduct or risks. In the event that the Committee makes a determination as provided in the preceding sentence, all or any portion of shares of Restricted Stock that have not yet vested under this Agreement as of the date of such determination shall be forfeited in an amount as determined by the Committee in its sole discretion.

15. Mandatory Holding Requirement. You agree that with respect to the Shares (not including any shares sold or retained by the Company to fund the payment of any tax withholding obligation, brokerage commission or fees payable in connection with the Restricted Stock) you may not transfer, sell, pledge, hypothecate or otherwise dispose of such Shares until February 4, 2018; provided that the requirements set forth in this Section 15 shall immediately lapse and be of no further force and effect upon your death, Disability or a Change of Control.

16. Miscellaneous.

(a) Your obligations under this Agreement shall survive any termination of your employment with the Company for any reason.

(b) You acknowledge that any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity.

(c) You agree that any recovery by the Company under this Agreement will be a recovery of shares of the Restricted Stock to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty.

(d) The Company may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder. The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement.

Capital One from time to time distributes and makes available to associates a disclosure document relating to the Plan. You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan. You should carefully read the Plan disclosure document and the Plan. By accepting the benefits of this Agreement you acknowledge receipt of the Plan and the Plan disclosure document and agree to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Jory Berson

Jory Berson
Chief Human Resources Officer